UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
July 18, 2018
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 24, 2018, we announced that the board of directors has appointed Calvin McDonald as lululemon’s Chief Executive Officer and as a member of our board of directors. Mr. McDonald is expected to step into his role as Chief Executive Officer on August 20, 2018, and will become a director when he assumes his duties as Chief Executive Officer. Effective as of Mr. McDonald’s start date, Mr. Murphy will no longer serve as Executive Chairman of the Company but he will continue in the role as Chairman of the Board.
For the past five years, Mr. McDonald has served as president and CEO of Americas for Sephora, a recognized growth engine within the LVMH Moet Hennessy Louis Vuitton family of global luxury brands. Prior to joining Sephora in 2013, Mr. McDonald spent two years as President and CEO of Sears Canada. Earlier, he honed a broad range of retail and leadership skills during a 17-year period at Loblaw Companies Ltd., a grocery and pharmacy leader in Canada. Mr. McDonald has a Bachelor of Science degree from the University of Western Ontario and an MBA from University of Toronto.
In connection with Mr. McDonald’s appointment as Chief Executive Officer, on July 18, 2018, we entered into an employment agreement under which, upon commencement of Mr. McDonald’s employment, he will receive an initial annual base salary of USD$1,250,000 and will be eligible to receive an annual target performance bonus of 150% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. McDonald will also be eligible for annual equity awards equal to approximately USD$6,000,000. In addition, Mr. McDonald will receive a one-time grant of a number of restricted share units equal to USD $6,000,000, effective as of his employment start date, which award will vest as to 33%, 33%, and 34% on the three anniversary dates following the grant date if he continues to be employed by us on each such vesting date. Mr. McDonald will also receive a one-time grant of the number of performance share units (“PSUs”) with a target value of $2,000,000, effective as of his employment start date, allocated as follows among the Company’s current PSU performance periods based on existing performance target for those PSUs: (1) $500,000 of 2016-2018 performance period PSUs and (2) $1,500,000 of 2017 - 2019 performance period PSUs. Mr. McDonald will also be reimbursed for up to USD$600,000 for certain expenses in connection with his separation of existing employment, with respect to which Mr. McDonald has agreed to reimburse us on a pro rata basis in the event he voluntarily resigns his position as Chief Executive Officer or his employment is terminated for cause within 12 months from his employment start date.
Mr. McDonald’s employment may be terminated by him or by us at any time, with or without cause. In the event Mr. McDonald voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. McDonald’s employment without cause, and subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, in addition to the amounts described above, Mr. McDonald will be entitled to severance equal to 18 months of his then-current base salary.
The foregoing description of the principal terms of Mr. McDonald’s employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is filed with this current report as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.
On July 24, 2018, we issued a press release announcing the appointment of Calvin McDonald as Chief Executive Officer and as a director of lululemon. A copy of the press release is furnished as Exhibit 99.1 to this current report.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement with Calvin McDonald, dated July 18, 2018
99.1	Press release, dated July 24, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: July 24, 2018	/s/ PATRICK J. GUIDO
Patrick J. Guido
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement with Calvin McDonald, dated July 18, 2018
99.1	Press release, dated July 24, 2018